                                                                  EXECUTION COPY

                         JOHNS FAMILY PURCHASE AGREEMENT
                         -------------------------------

     THIS JOHNS FAMILY PURCHASE AGREEMENT (the "Agreement") is entered into as of the 11th day of June, 2002, by and among Robert Johns, ("Robert") Elizabeth Chiddicks ("Elizabeth"), Jason Johns ("Jason") and Paul Johns ("Paul" and collectively with Robert, Elizabeth and Jason, the "Sellers") and Stephen J. Bartkiw ("Bartkiw" or "Buyer"), and CTI Group (Holdings) Inc., a Delaware corporation ("CTIG").

                                   BACKGROUND

     A. Pursuant to a Settlement Agreement of even date herewith (the "Settlement Agreement") FHL, Bartkiw and Garrison, each a shareholder of CTIG, have negotiated and agreed with Anthony P. Johns ("Johns") for the purchase and sale of all of the equity securities of CTIG owned beneficially or of record by Johns, on the terms set forth therein.

     B. Further, as a condition to the execution and delivery of the Settlement Agreement, Sellers have agreed to sell all of the equity securities of CTIG owned beneficially or of record by each of them, on the terms set forth herein.

     NOW, THEREFORE, for the mutual consideration set forth herein and intending to be legally bound hereby, the parties hereto agree as follows:

     1. Closing. The Closing of the Contemplated Transactions shall occur as follows:

         1.1 Closing Mechanics. Upon the execution and delivery of this Agreement, subject to the terms and conditions hereof, the Contemplated Transactions shall be consummated as follows:

                  (a) On or before June 25, 2002, the Sellers shall initiate (by instructing their respective brokers in writing and causing such brokers to initiate such transfer) the electronic transfer of 44,800 shares of Class A Stock (2,800 shares owned by Robert and 42,000 shares owned by Paul), representing all uncertificated shares of the Stock, with such electronic transfer resulting in the deposit of such uncertificated shares of Stock to the following brokerage account (the "Electronic Transfer"):

                                            DB Alex Brown, Inc.
                                            DTC # 0573
                                            Stephen Bartkiw
                                            #255-26047-18

; and

                  (b) Upon confirmation by the Buyer that the Electronic Transfer has been consummated in accordance with Section 1.1(a) (the "Buyer Confirmation"), the Buyer shall, by the end of the first business day immediately following the day the Buyer Confirmation occurs, cause the initiation of the wire transfer of the Purchase Price to the Sellers; and

                  (c) Upon confirmation by the Sellers that the wire transfer of the Purchase Price has been consummated (the "Seller Confirmation"), the Sellers shall, by the end of the first business day immediately following the day the Seller Confirmation occurs, cause the delivery to Blank Rome Comisky & McCauley LLP ("Blank Rome"), for the benefit of the Buyer, of the certificates for shares of Class A Stock representing the balance of the Stock properly endorsed for transfer (including Medallion Guarantees) (the "Hand Delivery").

                  (d) The parties hereto acknowledge and agree that Blank Rome and Drinker are acting as custodians on behalf of the Buyer and the Sellers, respectively. The parties hereto agree on a joint and several basis to indemnify and hold harmless Blank Rome and Drinker and their respective partners, employees and representatives against all losses, claims, liabilities, expenses (including attorneys' fees and costs of investigation) and damages arising from any error of judgment or for any act done or omitted by Blank Rome or Drinker in good faith, or for any mistake of fact or law, and each of Blank Rome and Drinker is released and exculpated from any liability hereunder except for such party's gross negligence or willful misconduct.

         1.2 Closing. The closing date for the consummation of all of the Contemplated Transactions shall be deemed to be the date upon which the delivery contemplated in Section 1.1(c) shall have been completed (the "Closing Date").

         1.3 Performance of Closing Obligations. If the Buyer or CTIG, on the one hand, or the Sellers, on the other hand, breach the covenants set forth in
Section 1.1, the parties hereto agree that the non-breaching parties shall be entitled to specific performance of such obligations, in addition to all other rights and remedies afforded at law or in equity and under this Agreement.

     2. Stock Purchase.

         2.1 Purchase and Sale. On the Closing Date, subject to and upon the terms and conditions contained herein, each of the Sellers will (i) sell, transfer, convey, assign and deliver to the Buyer and the Buyer will purchase and acquire from each of the Sellers, good, marketable and valid right, title and interest, free and clear of any Adverse Claims and Encumbrances, in and to the Stock and (ii) deliver evidence to the Buyer of such transfer, conveyance and assignment of the Stock in the form of certificate(s) constituting all of the Stock fully and properly endorsed to effect such transfer, conveyance and assignment of the Stock to Buyer.

         2.2 Purchase Price. In consideration of (i) the sale of the Stock, (ii) the performance of the covenants pertaining to the purchase and sale of the Stock and (iii) in reliance upon the representations, warranties, covenants and agreements made herein by the Sellers, the Buyer will, in full payment for the Stock, pay or cause the payment to Sellers at the Closing, the total sum of Fifty-Six Thousand One Hundred Twenty-Four and 59/100 Dollars ($56,124.59), in the proportions set forth on Exhibit "A" hereof and with such payment being made by wire transfer of immediately available funds to the accounts listed on Exhibit "A".

     3. Representations and Warranties of Sellers. Each of the Sellers represents and warrants as follows:

         3.1 Ownership. Each Seller is the owner of that number of shares of Class A Common Stock, $0.01 par value per share, of CTIG (the Class A Common Stock being referred to as the "Class A Stock") as listed on Exhibit "A" next to such Sellers name (the shares of Class A Stock owned by the Sellers being referred to as the "Stock"). All of the Stock is owned of record or beneficially by each such Seller. The Stock will not be transferred under this Agreement in violation of any preemptive or preferential rights of any person. The Stock represents all of the securities of CTIG owned, beneficially or of record, by the Sellers.

         3.2 No Liens on the Stock. Seller owns his or her Stock free and clear of any Adverse Claims or Encumbrances and such Stock is not subject to any outstanding option, warrant, call or similar right of any other person to acquire the same, and the Stock is not subject to any restriction on transfer thereof except for restrictions imposed by applicable federal and state securities laws. Seller has the full power, authority and capacity to convey, and on the Closing Date will convey, good and marketable title to the Stock, free and clear of all Adverse Claims and Encumbrances.

         3.3 Access to Information. Seller acknowledges that CTIG has made available to Seller the opportunity to ask questions of, and receive answers from, CTIG concerning CTIG, and to obtain additional information, to the extent that CTIG possesses such information or can acquire it without unreasonable expense.

         3.4 Authority. Seller has all necessary legal capacity to enter into this Agreement and the agreements, documents and instruments contemplated hereby, and to perform his obligations hereunder and thereunder.

         3.5 Enforceability. This Agreement and all other agreements, documents, certificates and instruments to be executed by Seller in connection herewith have been duly executed and delivered by Seller, and the Agreement, and all such agreements, documents, certificates and instruments constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms.

         3.6 Conflict. Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller may be subject; or (ii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller that otherwise relates to the Contemplated Transactions or the Stock.

         3.7 Consents. Seller is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or any other agreement, document, certificate or instrument to be executed by Seller in connection herewith or the consummation or performance of any of the Contemplated Transactions.

         3.8 Legal Proceedings. There is no pending or, to Seller's Knowledge, threatened Proceeding by or against Seller (i) that relates to or may affect the Stock; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

         3.9 Brokers or Finders. Seller has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with the sale of the Stock or the Contemplated Transactions.

         3.10 Disclosure. No representation or warranty or other statement made by Seller in this Agreement or any other agreement, document, certificate or instrument to be executed by Seller in connection herewith contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

     4. Representations and Warranties of Bartkiw.

         4.1 Authority. Bartkiw has all necessary legal capacity to enter into this Agreement and the agreements, documents and instruments contemplated hereby, and to perform his obligations hereunder and thereunder.

         4.2 Enforceability. This Agreement and all other agreements, documents, certificates and instruments to be executed by Bartkiw in connection herewith have been duly executed and delivered by Bartkiw, and the Agreement, and all such agreements, documents, certificates and instruments constitutes the legal, valid and binding obligation of Bartkiw, enforceable against Bartkiw in accordance with their respective terms.

         4.3 Conflict. Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Bartkiw may be subject; or (ii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Bartkiw otherwise relating to the Contemplated Transactions.

         4.4 Consents. Bartkiw is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or any other agreement, document, certificate or instrument to be executed by Bartkiw in connection herewith or the consummation or performance of any of the Contemplated Transactions.

         4.5 Legal Proceedings. There is no pending or, to Bartkiw's Knowledge, threatened Proceeding by or against Bartkiw that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

         4.6 Brokers or Finders. Bartkiw has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with the purchase of the Stock or the Contemplated Transactions.

         4.7 Access to Information. Bartkiw acknowledges that Sellers have made available to Bartkiw the opportunity to ask questions of, and receive answers from, Sellers concerning CTIG and the Stock, and to obtain additional information, to the extent that Sellers possess such information or can acquire it without unreasonable expense.

     5. Representations and Warranties of CTIG.

         5.1 Authority. CTIG has the requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the Contemplated Transactions and such has been duly authorized by all necessary corporation action on the part of CTIG.

         5.2 Enforceability. This Agreement and all other agreements, documents, certificates and instruments to be executed by CTIG in connection herewith have been duly executed and delivered by CTIG, and the Agreement, and all such agreements, documents, certificates and instruments constitutes the legal, valid and binding obligation of CTIG, enforceable against CTIG in accordance with their respective terms.

         5.3 Conflict. Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which CTIG may be subject; or (ii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by CTIG otherwise relating to the Contemplated Transactions.

         5.4 Consents. Other than the approval of its board of directors, CTIG is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or any of the documents contemplated hereby or the consummation or performance of any of the Contemplated Transactions.

         5.5 Legal Proceedings. There is no pending or, to CTIG's knowledge, threatened Proceeding by or against CTIG that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

         5.6 Brokers or Finders. CTIG has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with the purchase of the Stock or the Contemplated Transactions.

     6. Covenants.

         6.1 Standstill.

                  (a) Without the prior written consent of CTIG (or its successor), no Seller nor Sellers' agents, affiliates, or other representatives on any Sellers' behalf will for a period of two (2) years from the date hereof
(i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights or options to acquire any voting securities of CTIG (or its successor) or (ii) otherwise act, alone or in concert with others, directly or indirectly, to seek control of the management, board of directors or policies of CTIG (or its successor); and Sellers shall not, directly or indirectly, encourage or finance any Person in the conduct of activities that Sellers would be prohibited from undertaking themselves by this Agreement or the agreements contemplated hereby.

                  (b) Without the prior written consent of CTIG (or its successor), no Seller nor Sellers' agents, or other representatives will for a period of two (2) years following the Closing Date (i) attend any meeting of the shareholders of CTIG or encourage or finance (directly or indirectly) any of Sellers' family members to attend any meeting of shareholders of CTIG, (ii) make, or in any way participate, directly or indirectly, in any "solicitation" of any "proxy" to vote (as such terms are used in the proxy rules of the Securities and Exchange Commission) or seek to advise or influence any person or entity with respect to the voting of any voting securities of CTIG (or its successor) or (iii) act as a proxy, agent or otherwise as a representative for or on behalf of any stockholder of CTIG (or its successor).

         6.2 Confidentiality. The Parties agree not to further disclose the terms or provisions of this Agreement or the Contemplated Transactions to anyone other than their respective attorneys, financial advisors and, in the case of Sellers, to the other Sellers and to Johns, and in the case of CTIG, its officers and directors, each of whom will be informed of and bound by this confidentiality provision, unless they are required by law to make a disclosure of such provisions, except that this provision shall not restrict CTIG's ability to disclose the terms of this Agreement in fulfillment of its disclosure obligations as a public company under applicable law. All parties hereto agree that this Agreement may be used as evidence in a lawsuit in which either party alleges a breach of the promises contained herein. A violation of this Section
6.2 shall constitute a material breach of this Agreement, except that disclosure of the terms of this Agreement as permitted by this Section 6.2 shall not constitute a breach of this Agreement

         6.3 Mutual Release.

                  (a) In consideration for the Sellers' execution, delivery and performance of this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Buyer and CTIG for themselves and on behalf of their heirs, executors, administrators, personal representatives, present and former officers, directors, employees, agents, predecessors, successors and/or assigns, as applicable, hereby releases, remises and forever discharges the Sellers, and their respective heirs, executors, administrators, personal representatives, agents, successors and assigns (the "Seller Released Parties") of and from all manner of actions, causes of action, suits, claims, controversies, covenants, contracts, agreements, rights, promises, trespasses, damages, losses and expenses, judgments, sums of money, debts, dues, demands, obligations or liabilities of any nature whatsoever, at law or in equity, whether asserted or unasserted, mature or contingent, known or unknown, accrued or unaccrued and whether for individual or joint conduct (collectively, the "Claims"), which now exist or which can, shall or may arise from, in connection with or relating to any action or omission from the beginning of the world through the date hereof; provided, however, nothing contained herein shall release or discharge any or all of the Sellers from any obligation they may have under this Agreement or affect the Buyer' or CTIG's right to enforce claims arising from or permitted under this Agreement.

                  (b) In consideration for the Buyer's and CTIG's execution, delivery and performance of this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, each of the Sellers, for himself or herself and on behalf of his or her heirs, personal representatives, successors and assigns, hereby releases, remises and forever discharges the Buyer and CTIG and their respective heirs, executors, administrators, personal representatives, present and former officers, directors, employees, agents, predecessors, successors (by merger or otherwise) and/or assigns, as applicable, and each of CTIG's present and future parents, subsidiaries, affiliates, divisions and partnerships in which such party has or may have any interest, and the directors, officers, employees, agents, affiliates, shareholders, partners, members and managers of each of them (the "Buyer Released Parties"), of and from all Claims which now exist or which can, shall or may arise from, in connection with or relating to any action or omission from the beginning of the world through the date hereof; provided, however, nothing contained herein shall release or discharge the Buyer and CTIG from any obligation it may have under this Agreement or affect Sellers' right to enforce claims arising from or permitted under this Agreement.

                  (c) The Sellers will hold the Buyer Released Parties harmless and will indemnify the same for any and all expenses, costs and attorneys' fees that the Buyer Released Parties may suffer or incur by reason of a breach of any of the provisions herein by the Sellers. CTIG and the Buyer will hold the Seller Released Parties harmless and will indemnify the same for any and all expenses, costs and attorneys' fees that the Seller Released Parties may suffer or incur by reason of a breach of any of the provisions herein by the Buyer or CTIG.

         6.4 Further Assurances. Sellers agree (a) to furnish upon request to the Buyer or CTIG, as applicable such further information, (b) to execute and deliver to each other party such other documents, and (c) to do such other acts and things, all as another party may reasonably request for the purpose of carrying out the intent of this Agreement, the other documents contemplated hereby and the Contemplated Transactions, including but not limited to transferring (without additional consideration) to the Buyer any additional equity securities now or hereafter owned, legally or beneficially, by Sellers in contravention of Section 6.1 or the last sentence of Section 3.1 hereof.

     7. Miscellaneous.

         7.1 Certain Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth in Appendix "A" - Conventions of Interpretation and Certain Defined Terms.

         7.2 Notices. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by certified or registered mail, facsimile message or Federal Express or other overnight and nationally reputable delivery service to the addresses listed below. Any notices shall be deemed given upon the earlier of the date when received at, or refused when sent by registered or certified mail, the day on which it is personally delivered, the day on which it is sent by facsimile message (with confirmation receipt received by sender) or the day after the date when sent by Federal Express (or other overnight and nationally reputable delivery service) to, the address or fax number set forth below, unless such address or fax number is changed by notice to the other party hereto given in accordance with the foregoing notice procedures:

                  (a) If to Sellers:

                      Robert H. Johns
                      201 Napfle Avenue
                      Philadelphia, PA 19111

                      Elizabeth A. Chiddicks
                      5 Field House Drive,
                      Cherque Farm, Lee-on-Solent
                      Hampshire, [________]
                      United Kingdom

                      Jason L. Johns
                      West Lodge, Bliss Mill,
                      Chipping Norton,
                      Oxfordshire, [_______]
                      United Kingdom

                      Paul A. Johns
                      47A, Fulham Park Gardens
                      London, SW6 4JZ
                      United Kingdom

                      in each case, with a copy to:

                      Drinker Biddle & Reath LLP
                      One Logan Square
                      18th and Cherry Streets
                      Philadelphia, PA 19103-6996
                      Attention:  Stephen T. Burdumy, Esquire
                      Fax:  (215) 988-2757

                  (b) If to Bartkiw:

                      Stephen J. Bartkiw
                      3 Ocean Harbor Circle
                      Ocean Ridge, Florida 33435
                      Fax:  (561) 733-0418

                  (c) If to CTIG:

                      CTI Group (Holdings) Inc.
                      333 North Alabama Street, Suite 240
                      Indianapolis, IN 46204
                      Attention: Manfred Hanuschek, Secretary and CFO
                      Fax: (610) 666-7808

                      with a copy to:

                      Blank Rome Comisky & McCauley LLP
                      One Logan Square
                      Philadelphia, PA 19103
                      Attention: Alan Lieblich, Esquire
                      Fax:  (215) 569-5500

         7.3 Expenses. Except as expressly provided herein, the parties to this Agreement shall pay their own respective expenses incident to the preparation, negotiation and execution of this Agreement including, without limitation, all fees and costs and expenses of their respective accountants and legal counsel whether or not the transactions contemplated hereunder are consummated.

         7.4 Amendment, Parties in Interest, Binding Effect, Assignment, Etc. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the parties hereto. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto. No party to this Agreement shall have the right to assign this Agreement without the prior written consent of the other parties. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party. The parties hereto shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the transactions contemplated hereby.

         7.5 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such provision, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         7.6 Consent to Jurisdiction; Service of Process.

                  (a) Each party hereto irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding (collectively, "Suit") arising out of this Agreement shall be brought and adjudicated in the United States District Court for the District of Delaware or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of competent civil jurisdiction in New Castle County, Delaware, (ii) consents and submits to the exclusive jurisdiction of any such court for the purposes of any such Suit and (iii) waives and agrees not to assert by way of motion, as a defense or otherwise in any such Suit, any claim that it or he is not subject to the jurisdiction of the above courts, that such Suit is brought in an inconvenient forum or that the venue of such Suit is improper.

                  (b) Each party hereto also irrevocably consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 12.2 or by any other method provided or permitted under applicable law. Each party hereto agrees that final judgment in any Suit (with all right of appeal having either expired or been waived or exhausted) shall be conclusive and that the Parties shall be entitled to enforce such judgment in any other jurisdiction of the world by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of indebtedness arising from such judgment.

         7.7 Survival; Bargained For Assurances. The representations, warranties, covenants and agreements hereunder shall survive the consummation of the Contemplated Transactions. The Parties acknowledge that the representations and warranties of the Parties hereunder and under the exhibits hereto are deemed to be "bargained for assurances."

         7.8 Attorneys' Fees and Costs. The costs and expenses, including attorneys' fees, incurred by the parties hereto in connection with a Legal Proceeding concerning a breach or an alleged breach of this Agreement shall be borne by the non-prevailing party in such Legal Proceeding and the prevailing party or parties shall be entitled to promptly recover all such costs and expenses from the non-prevailing party.

         7.9 Review of Counsel. Each party has consulted with an attorney before signing this Agreement.

         7.10 No Fraudulent Inducement. Each of the Parties expressly warrants and represents and does hereby state and represent that no promise or agreement that is not herein expressed has been made to any of them in executing this Agreement, and that none of them is relying upon any statement or representation of any agent of any other Party hereto. Each of the Parties further acknowledges that they have entered into this Agreement freely and voluntarily without coercion or undue influence.

         7.11 Entire Agreement. This Agreement and the appendix and exhibit contemplated hereby constitutes the entire agreement among the parties hereto and any other prior agreements between or among them are hereby terminated and shall have no other force or effect.

         7.12 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to principles of the conflicts of laws.

         7.13 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

         7.14 Neutral Construction. The parties have negotiated this Agreement and the exhibits hereto and all of the terms and conditions contained in this Agreement and the exhibits in good faith and at arms' length, and each party has been represented by counsel during such negotiations. No term, condition, or provision contained in this Agreement and the exhibits hereto shall be construed against any party or in favor of any party (a) because such party or such party's counsel drafted, revised, commented upon, or did not comment upon, such term, condition, or provision; or (b) because of any presumption as to any inequality of bargaining power between or among the parties. Furthermore, all terms, conditions, and provisions contained in this Agreement and the exhibits hereto shall be construed and interpreted in a manner which is consistent with all other terms, conditions, and provisions contained in this Agreement and the appendix and exhibits hereto.



                    [THIS SPACE IS LEFT INTENTIONALLY BLANK]

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the 11th day of June, 2002.

WITNESS:

/s/ Julie Newport                         /s/ Robert Johns
------------------------------            -------------------------------
Name: JULIE NEWPORT                       ROBERT JOHNS


/s/ Peter Dore                            /s/ Elizabeth Chiddicks
-------------------------------           -------------------------------
Name: PETER DORE                          ELIZABETH CHIDDICKS


/s/ Tilbury                               /s/ Jason Johns
-------------------------------           -------------------------------
Name: TILBURY                             JASON JOHNS


/s/ Michelle Tan                          /s/ Paul Johns
-------------------------------           -------------------------------
Name: MICHELLE TAN                        PAUL JOHNS



                                          CTI GROUP (HOLDINGS) INC.


                                          By: /s/ Bradley Houlberg
                                              ---------------------------
                                              Bradley Houlberg, President


                                          /s/ Stephen J. Bartkiw
                                          ------------------------------
                                          STEPHEN J. BARTKIW

                                   EXHIBIT "A"

                                  SELLERS STOCK


Stock Holdings

Seller                                       Shares of Stock                  Purchase Price Allocation
---------------------------                  ---------------                  -------------------------

Robert Johns                                         2,800                            $2,044.00

Elizabeth Chiddicks                                 10,000                             7,300.00

Jason Johns                                         22,083                            16,120.59

Paul Johns                                          42,000                            30,660.00
----------                                   -------------                          -----------
Totals                                              76,883                           $56,124.59

